Exhibit 21.  Subsidiaries of Zoom



                              LIST OF SUBSIDIARIES

Zoom Telephonics, Inc., a Delaware corporation

Zoom Telephonics Foreign Sales Corporation, a U.S. Virgin Islands corporation

Zoom Telephonics, Ltd., a United Kingdom corporation

Tribe Acquisition Corporation, a Delaware corporation